Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Xilinx, Inc. 2007 Equity Incentive Plan of Advanced Micro Devices, Inc. of our reports dated February 3, 2022, with respect to the consolidated financial statements of Advanced Micro Devices, Inc. and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended December 25, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 14, 2022